Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of November 20, 2008 and effective as of the Closing Date subject to the consummation of the Closing (the “Effective Date”), between RESIDENTIAL CAPITAL, LLC, a Delaware limited liability company (“ResCap”), GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED, a corporation organized under the laws of Canada (“RFOC”) (ResCap and RFOC are collectively referred to as the “ResCap Entities”) and RESMOR TRUST COMPANY, a Canadian federally incorporated trust company (“ResMor”). All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, concurrently herewith, pursuant to and on the terms and conditions contained in that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of November 20, 2008, between RFOC and GMAC LLC, a Delaware limited liability company (“GMAC”), RFOC is selling to GMAC, and GMAC is purchasing from RFOC, (i) all of the issued and outstanding shares of 1020491 Alberta Ltd., a corporation existing under the laws of Alberta, and (ii) the shares of ResMor Capital Corporation, a corporation existing under the laws of Alberta, owned by RFOC;

WHEREAS, ResMor presently provides certain services to RFOC and the ResCap Entities presently provide certain services to ResMor, and the parties agree that, during the term of this Agreement, the parties shall continue to render certain services pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the ResCap Entities and ResMor agree as follows:

ARTICLE I

SERVICES PROVIDED

1.01 Services.

(a) The ResCap Entities shall provide, or shall cause their Affiliates or a third party service provider (such third party service providers, “Providers”) to provide, to ResMor the services that are identified as ResCap Services on Schedule A hereto (collectively, as the parties may agree to amend such description of services pursuant to Section 1.01(c) below, the “ResCap Services”). The ResCap Services shall be provided in accordance with the terms, limitations and conditions set forth in this Agreement provided, that nothing herein will obligate the ResCap Entities to violate any applicable Law in performance of the ResCap Services. Unless otherwise agreed to by the parties in writing, the ResCap Entities shall perform the ResCap Services with substantially the same degree of care and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, as those used by the ResCap Entities in providing the ResCap Services to ResMor or others prior to the Closing. The parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any ResCap Services from those provided prior to the Closing.

(b) ResMor shall provide, or shall cause its Affiliates or Providers to provide, to RFOC the services that are identified as ResMor Services on Schedule A hereto (collectively, as the parties may agree to amend such description of services pursuant to Section 1.01(c) below, the “ResMor Services”). The ResMor Services shall be provided in accordance with the terms, limitations and conditions set forth in this Agreement; provided, that nothing herein will obligate ResMor to violate any applicable Law in performance of the ResMor Services. Unless otherwise agreed to by the parties in writing, ResMor shall perform the ResMor Services with substantially the same degree of care and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, as those used by ResMor in providing the ResMor Services to RFOC or others prior to the Closing. The parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any ResMor Services from those provided prior to the Closing.

(c) Prior to the Closing, the parties shall negotiate in good faith to amend this Agreement to include terms and provisions that comply with all applicable Laws, including Guideline B-10 of OSFI, if and to the extent necessary. The parties shall negotiate in good faith to provide further details of and pricing for the ResCap Services and the ResMor Services consistent with Schedule A.

1.02 Term.

(a) The ResCap Entities shall provide the ResCap Services to ResMor commencing on the Effective Date and continuing for six months after the Effective Date (the “Initial Term”), subject to earlier termination under Section 5.01. The ResCap Entities and ResMor shall terminate any ResCap Services upon 30 days’ prior written notice from ResMor that it no longer desires to receive such ResCap Service.

(b) ResMor shall provide the ResMor Services to ResCap during the Initial Term, subject to earlier termination under Section 5.01. ResMor and the ResCap Entities shall terminate any ResMor Services upon 30 days’ prior written notice from RFOC that it no longer desires to receive such ResCap Service.

(c) The ResCap Entities and ResMor may renew this Agreement after the Initial Term on such terms, and for such period, as they may mutually agree (the “Renewal Term”). The parties acknowledge and agree that the ResCap Entities and ResMor may agree to reduce the number of ResCap Services or ResMor Services, as applicable, and that the fees for such ResCap Services or ResMor Services, as applicable, may consequently be reduced as mutually agreed. Should the parties not reach agreement on the fees and ResCap Services and ResMor Services for the Renewal Term at least 30 days prior to the expiration of this Agreement, this Agreement shall expire by its terms at the conclusion of the Initial Term. Neither the ResCap Entities nor ResMor shall be obligated to provide ResCap Services or ResMor Services, as applicable, during the Renewal Term if the parties are unable to reach a mutually acceptable agreement for such Renewal Term

1.03 Use of Services. RFOC shall use the ResMor Services for substantially the same purposes and in substantially the same manner as RFOC used such ResMor Services prior to the Closing. ResMor shall use the ResCap Services for substantially the same purposes and in substantially the same manner as ResMor used such ResCap Services prior to the Closing.

1.04 Personnel.

(a) All employees of the ResCap Entities and their Affiliates and those of any Providers hired by the ResCap Entities (excluding any employees of ResCap and its Affiliates hired by ResMor after termination of the Employee Leasing Agreement) (“ResCap Personnel”) will remain employees of the ResCap Entities, their Affiliates and Providers, as applicable, and shall not be considered employees of ResMor. The ResCap Entities, their Affiliates and the applicable Providers shall be solely responsible for (i) all salaries, benefits and other compensation or payments to ResCap Personnel (including subcontractors), (ii) making all deductions and withholdings from its employees’ salaries and other compensation and (iii) the payment of all contributions, taxes and assessments applicable to its employees.

(b) All employees of ResMor and its Affiliates and those of any Providers hired by ResMor (“ResMor Personnel”) will remain employees of ResMor, its Affiliates and Providers, as applicable, and shall not be considered employees of the ResCap Entities. ResMor, its Affiliates and the applicable Providers shall be solely responsible for (i) all salaries, benefits and other compensation or payments to ResMor Personnel (including subcontractors), (ii) making all deductions and withholdings from its employees’ salaries and other compensation and (iii) the payment of all contributions, taxes and assessments applicable to its employees.

1.05 Access.

(a) The ResCap Entities agree to provide ResMor with all information reasonably requested by ResMor in order to provide the ResMor Services required pursuant to this Agreement. ResMor shall treat all such information as Confidential Information (as defined below). If ResMor or any of its Affiliates is given or gains access, including unintentional or accidental access, to any of the ResCap Entities’, or any of their Affiliates’ or other Persons’ who receive any ResMor Services from ResMor, computer or electronic systems or data storage due, directly or indirectly, to ResMor’s rendering of the ResMor Services, ResMor shall limit such access and use solely to the performance of the ResMor Services or use of the ResCap Services, as applicable, and will not attempt to access such computer system, electronic files, software or other electronic services other than those specifically required to perform the ResMor Services or use the ResCap Services, as applicable. ResMor shall (i) limit such access to ResMor Personnel who have an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of the ResCap Entities for use of the ResCap Entities’ electronic resources (provided that the ResCap

Entities have informed ResMor of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to ResMor or its Affiliates and any information obtained by ResMor or its Affiliates, regardless of the means, as a result of ResMor’s access to, and use of, the ResCap Entities’ computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information.

(b) ResMor agrees to provide the ResCap Entities with all information reasonably requested by the ResCap Entities in order to provide the ResCap Services required pursuant to this Agreement. The ResCap Entities shall treat all such information as Confidential Information. If the ResCap Entities or any of their Affiliates is given or gains access, including unintentional or accidental access, to any of ResMor’s, or any of its Affiliates or other Persons who receive any receive ResMor Services from ResMor’s computer or electronic systems or data storage due, directly or indirectly, to the ResCap Entities’ rendering of the ResCap Services, the ResCap Entities shall limit such access and use solely to the performance of the ResCap Services or the use of the ResMor Services, as applicable, and will not attempt to access such computer system, electronic files, software or other electronic services other than those specifically required to perform the ResCap Services or use the ResMor Services, as applicable. The ResCap Entities shall (i) limit such access to ResCap Personnel who have an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of ResMor for use of ResMor’s electronic resources (provided that ResMor has informed the ResCap Entities of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to the ResCap Entities or their Affiliates and any information obtained by the ResCap Entities or their Affiliates, regardless of the means, as a result of the ResCap Entities’ access to, and use of, ResMor’s computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information.

ARTICLE II

PAYMENT

2.01 Fees. The ResCap Entities shall invoice ResMor on a monthly basis in arrears in accordance with Schedule A for all ResCap Services they provided during such month and ResMor shall make payment to the ResCap Entities within 30 days of receipt of such invoice. ResMor shall invoice the ResCap Entities on a monthly basis in arrears in accordance with Schedule A for all ResMor Services it provided during such month and ResMor shall make payment to the ResCap Entities within 30 days of receipt of such invoice.

ARTICLE III

DISCLAIMER

3.01 DISCLAIMER. EACH PARTY ACKNOWLEDGES THAT THE RESCAP ENTITIES AND RESMOR ARE PROVIDING THE RESCAP SERVICES AND THE RESMOR SERVICES AS AN ACCOMMODATION TO THE PARTIES’ TRANSITION FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS

AGREEMENT, THE RESCAP ENTITIES DISCLAIM ALL WARRANTIES AND GUARANTEES WITH RESPECT TO THE RESCAP SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE RESCAP ENTITIES DO NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, RESMOR DISCLAIMS ALL WARRANTIES AND GUARANTEES WITH RESPECT TO THE RESMOR SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. RESMOR DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

ARTICLE IV

COVENANTS

4.01 Mutual Cooperation. The ResCap Entities and ResMor shall reasonably cooperate with each other in connection with the performance of any ResCap Service or ResMor Service provided under this Agreement, including developing reasonable procedures necessary with respect to information sharing, transfer of data and similar matters.

4.02 Title to Data. Except as otherwise provided in this Agreement or the Purchase Agreement, each party acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property that is owned or licensed by the other party by reason of the ResCap Services or ResMor Services provided under this Agreement.

4.03 Confidentiality. Each party acknowledges that in the performance of such party’s obligations under this Agreement, it may come into possession of certain confidential and proprietary information relating to the business of the other party or its Affiliates (collectively, the “Confidential Information”). Each party, on behalf of itself and its employees and agents, warrants and guarantees that it will use all reasonable means to safeguard and maintain the confidentiality of the Confidential Information and will use the Confidential Information only in fulfilling its obligations and exercising its rights under this Agreement and neither party will disclose any of the Confidential Information of the other party to any third party without the other party’s prior written consent, except that Confidential Information may be disclosed (a) to the extent requested by any regulatory authority, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights under this Agreement, (d) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 4.03 or (e) to the extent such Confidential Information becomes available to a third party from a source other than ResMor or the ResCap Entities that is not subject to any confidentiality restrictions, as applicable. If either party becomes legally compelled by law, process or order of any court, governmental agency or otherwise to disclose any Confidential Information, such party shall give the other party prompt notice thereof to permit such other party to seek a protective order or to take other appropriate action. A party will be relieved of its confidentiality obligations under this Section 4.03 only to the extent that, in the opinion of reputable legal counsel, it becomes legally compelled to disclose Confidential Information, subject to protective orders or other restrictions imposed on or granted by the court, governmental agency or other entity receiving the Confidential Information.

ARTICLE V

TERMINATION; DEFAULTS AND REMEDIES

5.01 Termination. The ResCap Entities may terminate the ResCap Services, in whole or in part, upon 90 days’ prior written notice to ResMor. ResMor may terminate the ResMor Services, in whole or in part, upon 90 days’ prior written notice to RFOC. No such termination shall affect the obligation of the ResCap Entities or ResMor to pay any amounts payable under this Agreement with respect to ResMor Services and ResCap Services, respectively, provided prior to such termination.

5.02 Defaults. A party shall be deemed to be in default (“Default”) under this Agreement upon the occurrence of any one or more of the following events with respect to it:

(a) Failure by either party to make any payment set forth in Section 2.01 when due under this Agreement if such failure continues for five days after receipt of written notice thereof from the other party; or

(b) Failure by either party to perform in all material respects or observe any obligation or condition of this Agreement to be performed or observed by such party if such failure continues for five days after receipt of written notice thereof is given by the other party.

5.03 Remedies; Exculpation. Following the occurrence of a Default by one party, the other party may, at such party’s option, terminate or suspend its obligations under this Agreement. In addition, such party may pursue any other remedy provided in this Agreement or otherwise available to it under applicable law or in equity, including specific performance, provided, that in no event shall the ResCap Entities or ResMor become liable under this Agreement for amounts, in the aggregate, that exceed the amounts paid to the ResCap Entities or ResMor for the provision of ResCap Services or ResMor Services under this Agreement, except with respect to such party’s fraud, willful misconduct or gross negligence.

5.04 Limitations on Liability. EACH PARTY EXPLICITLY AGREES THAT THE RESCAP ENTITIES, ON THE ONE HAND, AND RESMOR, ON THE OTHER HAND, SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE RESCAP SERVICES OR RESMOR SERVICES, AS APPLICABLE, OTHER THAN DAMAGES TO THE EXTENT ARISING FROM SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL THE RESCAP ENTITIES, ON THE ONE HAND, AND RESMOR, ON THE OTHER HAND BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS.

5.05 Effect of Termination. Upon termination of this Agreement pursuant to Section 5.01, the following terms shall apply:

(a) Except as set forth in this Section 5.05, the rights and obligations of each party under this Agreement shall terminate;

(b) The rights and obligations of the parties under Section 3.02 (Disclaimer), Section 4.02 (Title to Data), Section 4.03 (Confidentiality), Section 5.03 (Remedies; Exculpation) and Article VI (as such Article pertains to such surviving Sections) shall survive the termination of this Agreement. The rights and obligations of the parties under Section 4.03 (Confidentiality) shall remain in full force and effect notwithstanding such termination for a period of two years;

(c) All amounts due and owing to the ResCap Entities for ResCap Services provided prior to termination of this Agreement shall be paid promptly; and

(d) All written Confidential Information shall be promptly destroyed upon written request of the party that disclosed such Confidential Information.

ARTICLE VI

GENERAL PROVISIONS

6.01 Expenses. Each party to this Agreement shall bear its own expenses with respect to the transactions contemplated by this Agreement.

6.02 Contact Person. The ResCap Entities and ResMor shall each designate one or more contact persons for all matters relating to this Agreement. The ResCap Entities’ point of contact person will initially be Bob Conway, and ResMor’s point of contact person will initially be Michael Constantino (each individually a “Contact Person” and together, the “Contact Persons”). Changes in either party’s Contact Person shall be communicated to the other party not less than 10 days prior to the effective date of such change.

6.03 Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.04 Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. No party may assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, that the ResCap Entities and ResMor shall be permitted to use third party service providers to perform the ResCap Services and the ResMor Services, as applicable and provided, further, that ResCap and ResMor shall be permitted to assign or transfer any of its rights or obligations under this Agreement to any successor in interest that acquires all or substantially all of the assets and liabilities of ResCap or ResMor, as applicable, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

6.05 Notices. Each party shall give the other party no less than five business days’ prior written notice with respect to matters that require such party’s prior consultation and approval, and neither party shall unreasonably delay required responses. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to the ResCap Entities:

Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attn: Allison L. Land, Esq.

Telephone: (302) 651-3180

Facsimile: (888) 329-3021

If to ResMor:

ResMor Trust Company

3250 Bloor Street West, East Tower, Suite 1400

Etobicoke, Ontario, Canada M8X 2X9

Attn: President

Telephone: (416) 734-3067

Facsimile: (866) 772-6175

With a copy to:

GMAC LLC

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48265

Attn: General Counsel

Telephone: (313) 656-6128

Facsimile: (313) 566-0390

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

6.06 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.07 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

6.08 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF, THE STATE OF DELAWARE.

6.09 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of the ResCap Entities or ResMor or any participant or beneficiary in any benefit plan, program or arrangement.

6.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.

6.11 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

6.12 Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, sets forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.

6.13 Force Majeure. Neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement (other than payment obligations under Section 2.01) to the extent such delay or failure is attributable to any cause beyond its control, including any act of God, fire, accident, earthquake, failure of its computers or electronic transmissions, strike or other labor difficulties, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event that is likely to cause any delay or failure setting forth a reasonable estimate of the length of any delay and any expectation that it shall be unable to resume performance; and provided, further, that said affected party shall use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance to the extent practicable.

6.14 No Agency. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between any of the ResCap Entities and ResMor, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL CAPITAL, LLC

By:	/s/ James N. Young
Name:	James N. Young
Title:	Chief Financial Officer

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED

By:	/s/ Tracie Tesser
Name:	Tracie Tesser
Title:	President

RESMOR TRUST COMPANY

By:	/s/ Tracie Tesser
Name:	Tracie Tesser
Title:	President

Services Agreement

Schedule A

ResMor Services:

•        Servicing for RFOC mortgages

•        No obligation by ResMor to advance any payments on mortgages

•        No obligation by ResMor to make warranty or covenant repurchases or otherwise indemnify for mortgage portfolio

•        Origination/fulfillment activities for new RFOC mortgages entered into upon renewal of existing RFOC mortgages

•        No obligation by ResMor to make warranty or covenant repurchases or otherwise indemnify for mortgage portfolio

•        Administration services for conduit and CMAC securitizations

•        Legal/Compliance/Regulatory

•        Portfolio Management

•        Hedging

•        Monitoring

•        Reporting

•        Sales/securitizations

•        Corporate Accounting and Finance

•        Tax

•        Servicing Oversight/Support on RFOC’s AUM (Delinquent Account Servicing)

•        No obligation by ResMor to advance any payments on mortgages

•        No obligation by ResMor to make warranty or covenant repurchases or otherwise indemnify for mortgage portfolio

•        Other areas as mutually agreed upon

ResCap Services:

•        Benefits available under contracts to which RFOC is a party for the benefit of ResMor, to the extent such contracts are not assigned to ResMor and that are required to be disclosed to Purchaser pursuant to Section 3.4(b) of the Purchase Agreement. RFOC shall use commercially reasonable efforts to assign such contracts to ResMor.

•        HR Support

•        Accounting and Finance Support (including mortgage residual valuation services)

• Trade settlement support • Licensing support • Technology support and hosting through December 31, 2008 • Other areas as mutually agreed upon

Pricing:	Services provided by either party shall generally be provided on a cost plus basis with the exception of servicing and origination/fulfillment services provided by ResMor which will be charged based on market benchmarks (i.e., 15 bps for servicing of insured mortgages and 25 bps for servicing of uninsured mortgages). Charges for any or all of the ResCap Services and the ResMor Services shall continue for each month that the service or usage is provided and be pro-rated on a per diem basis for any portion of a month during which such service has been terminated. ResMor shall not be required to pay for any ResCap Services that have not been disclosed to Purchaser pursuant to Section 3.4(b) of the Purchase Agreement as required. In no event will either party pay for services at a price in excess of amounts that would be paid in an arms length transaction, and all such services will be on market terms and conditions.

Further Actions:	Actual services and their agreed upon costs will be outlined in separate Statements of Work (SOWs), which will describe the service provided in further detail and consideration paid. The parties agree to work collaboratively on mutually agreeable SOWs between the signing of the Purchase Agreement and the Closing Date, and SOWs will amend this Agreement.

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